UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Exchange Act of 1934

October 18, 2005

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2005, the Company entered into a Revolving Credit Agreement (3 Year Facility) (the “credit facility”), with SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank N.A., as Syndication Agent and Bank of America, N.A., Wachovia Bank, National Association and Société Générale, as Co-Documentation Agents, and a syndicate of 15 lenders identified therein. The credit facility replaced the Company’s $600 million working capital facility entered into on October 22, 2004. The credit facility will be used to provide, or backstop the issuance of commercial paper to provide up to $600 million of working capital to the Company.

Borrowings under the credit facility will bear interest at a rate dependent on the Company’s credit ratings at the time of such borrowing and based, at the Company’s election, on a base rate or LIBOR. Borrowings based on LIBOR would bear interest at a rate ranging from LIBOR plus 0.40% to 1.00%. Based upon the Company’s current credit ratings, LIBOR-based borrowings would bear interest at LIBOR plus 0.55%. In addition, the Company must pay commitment fees quarterly in arrears on the average daily unused portion of the credit facility at rates ranging from .075% to .200%, dependent on the Company’s credit ratings. Based upon the Company’s current credit ratings, the commitment fee would be 0.100%.

The credit facility will expire on October 18, 2008, at which time all outstanding amounts under the credit facility will be due and payable. The credit facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, substantial asset sales and mergers. In addition, the credit facility provides that during the term of the facility, the Company’s debt to capitalization ratio as of the last day of each of its fiscal quarters shall be less than or equal to 0.70 to 1.00.

In the event of a default by the Company under the credit facility, including cross-defaults relating to specified other indebtedness of the Company, SunTrust Bank may, upon the consent of a certain minimum number of lenders, and shall, upon the request and direction of such lenders, terminate the commitments made under the credit facility, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the credit facility documents, including, without limitation, all rights of set-off and all other rights available under the law. For certain events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding automatically become payable immediately.

With respect to the other parties to the credit facility, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party. A copy of the credit facility is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Revolving Credit Agreement (3 Year Facility), dated as of October 18, 2005, among Atmos Energy Corporation, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank N.A., as Syndication Agent and Bank of America, N.A., Wachovia Bank, National Association and Société Générale, as Co-Documentation Agents

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: October 21, 2005	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President
and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Revolving Credit Agreement (3 Year Facility), dated as of October 18, 2005, among Atmos Energy Corporation, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank N.A., as Syndication Agent and Bank of America, N.A., Wachovia Bank, National Association and Société Générale, as Co-Documentation Agents